July 14, 2004

Peter Shepard
1246 North Ontare Road
Santa Barbara, CA 93105

Dear Peter:

The purpose of this letter is to confirm the transfer of your assignment as Senior Vice President for Business Development from a full to a part-time (10%), position. The terms and conditions of the transfer are as follows:

TITLE:	Senior Vice President, Business Development

SUPERVISOR:	Josh Levine, President/CEO

EFFECTIVE DATES:	August 1, 2004.

BASE SALARY:	10% of base pay NOTE: This is the rate of base pay that will be used to calculate all other compensation-related benefits, including any applicable bonus and/or severance pay-outs.
_____________ ___________________ Employee Company

BONUS:	Any bonus payout will be prorated (10%).

STOCK OPTIONS:	Continued participation in the Company stock option program, including vesting of awarded options per defined schedule.

BENEFITS:	All standard health and welfare benefits will remain in full effect, including monthly car allowance, and full monthly premiums will be paid by Company.

TRAVEL:	Travel required by business needs will be reimbursed in accordance with Company policy and guidelines.

Mentor Corporation is committed to a standard of excellence in the products and services that it provides to its customers.  Our employees have participated in our efforts to meet this commitment and to achieve a standard of excellence.  Because the company and its employees are judged on their performance and results, it is important that both retain the ability to determine their own relationships with one another.  Accordingly, either the employee or Mentor can terminate the employment relationship at will, with or without cause, and with or without advance notice, at any time.  No one other than the President/CEO of Mentor Corporation has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the foregoing.  Any agreement contrary to the foregoing must be in writing and signed by the President/CEO of Mentor Corporation and the employee.

Any salary figures provided to an employee in annual or monthly terms are stated for the sake of convenience or to facilitate comparisons and are not intended and do not create an employment contract.

When you have signed this letter, it, along with your Employee Confidentiality Agreement and the Employment Agreement dated November 28, 2000, will together constitute the entire agreement between you and Mentor concerning your employment.

If the above meets with your approval, please sign the original of the two letters enclosed indicating your acceptance of this agreement.  Please return the original to Corporate Human Resources by July 16, 2004. The copy enclosed is for your files.

Signed By:

/s/JOSH LEVINE                                                                               7/14/04
Josh Levine                                                                                       Date
President/CEO

Accepted By:

/s/PETER SHEPARD                                                                      7/15/04
Peter Shepard                                                                                   Date
Senior Vice President

Cc:      Human Resources